Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in Registration Statement No. 333-144281 of comScore, Inc. on Form S-8 of our report dated April 29, 2008 (May 28, 2008 as to Note 9), on the consolidated financial statements of M:Metrics, Inc. and subsidiary as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Financial Accounting Standards Board Statement No. 123(R), Share-Based Payment, on January 1, 2006), appearing in this Amendment No.1 to Current Report on Form 8-K of comScore, Inc.
/s/ DELOITTE & TOUCHE LLP
Seattle, Washington
August 13, 2008